Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2015 Fourth Quarter, Full Year Results

Revenues Up 3 Percent versus Fourth Quarter of 2014

Revenues Up 23 Percent Sequentially for Fourth Quarter

Mountain View, CA. – March 3, 2016 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and year ended January 2, 2016.

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Revenues were $12.1 million for the fourth quarter of 2015, representing a record quarter for the Company, up 3 percent from $11.8 million for the 2014 fourth quarter and up 23 percent from $9.8 million for the third quarter of 2015. For the full year 2015, revenues were $41.8 million compared to $42.8 million for the full year 2014.  Full year revenues were impacted by the previously reported supply chain issues that forced the Company to slow shipments of laser systems throughout the second and third quarters of 2015.

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Gross margin for the 2015 fourth quarter was 45.3 percent compared to 50.1 percent for the fourth quarter of the prior year. For the full year 2015, gross margin was 47.8 percent compared to 50.0 percent for the full year 2014.  Gross margin was impacted in 2015 by special introductory prices for the Cyclo G6™ glaucoma laser system, product mix and lower manufacturing overhead absorption due to the decrease in revenues resulting from the previously reported supply chain issues encountered in the second and third quarters of 2015.

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Operating income for the 2015 fourth quarter was $0.5 million compared to $1.0 million for the 2014 fourth quarter. For the full year 2015, operating income was $0.3 million compared to $2.6 million for the full year 2014. The decline in operating income for the year was due primarily to both lower revenues and gross margin, and increased operating expenses of $0.8 million.

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Net income for the fourth quarter of 2015 was $0.4 million, or $0.04 per diluted share, compared to $8.8 million, or $0.86 per diluted share, for the prior year period. Net income for the fourth quarter of 2014 included an adjustment of the Company’s earn-out liability of $1.0 million and a credit to income tax expense of $8.8 million for the release of the Company’s deferred tax valuation allowance, both of which were non-cash items. Net income for the full year 2015 was $0.5 million, or $0.05 per diluted share, compared to net income of $10.0 million, or $0.97 per diluted share, for the full year 2014.

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Guidance: The Company expects revenue growth for the full year 2016 to be in the low double-digits, with stronger growth in the second half of the year as the installed base of Cyclo G6 systems grows and drives an increase in revenues of the Company’s disposable probes. For the first quarter of 2016, the Company anticipates revenues of $11.5 million to $11.8 million, which represents growth of 7 percent to 9 percent from the first quarter of 2015, and operating expenses to be $5.0 million to $5.3 million.

President and CEO Will Moore said, “Demand for our products was very strong in the fourth quarter. We delivered sequential revenue growth of 23 percent for the quarter, driven by sales of our MicroPulse® lasers and Cyclo G6 glaucoma laser system. Revenue from the Cyclo G6 system exceeded our expectations for the fourth quarter. We believe that the strong reception of our suite of MicroPulse laser products is validation of our value-base medicine strategy.”

Moore continued, “In the year ahead, we intend to continue building on our strong foundation to increase market share in the growing retinal disease and glaucoma markets. We plan to launch additional probes for the Cyclo G6 system in 2016, adding flexibility for physicians and greater revenue potential for the platform. Glaucoma is a large and growing global market opportunity for us, and we believe that the launch of the Cyclo G6 system in Europe and other regions will provide sustainable revenue for the years ahead. We also plan to continue to be opportunistic in acquiring or partnering with ophthalmic companies to expand our technologies, while continuing to execute our share repurchase program. We intend to focus our initiatives in 2016 on driving sustained top-line growth to deliver long-term value to shareholders.”

Recent Business Highlights

•	IRIDEX demonstrated the Cyclo G6 glaucoma laser system at the American Academy of Ophthalmology’s annual meeting to a very positive reception.
•	IRIDEX added a novel intra-ocular pressure device called a tonometer to its suite of commercial products for the global glaucoma market.

Share Repurchase Program

For the full year 2015, the Company repurchased approximately 200,000 shares at an average price of $7.82 per share. Approximately $1.1 million remains available under the program which expires in August 2016.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, March 3, 2016, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2015 Fourth Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, March 3, 2016 through Thursday, March 10, 2016 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13630088.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated bookings and revenues, future demand and order levels for the Company’s products, the timing and outcome of any steps that the Company has taken or may take to address supply chain issues, the adoption and effect of Company products, including MicroPulse laser products, Cyclo G6 systems and MP3 probes and related disposable products and services, on our results, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning fiscal 2016 results, including anticipated ranges of revenue and operating expenses, the Company’s share repurchase program, future marketing activities, the Company’s plans related to partnerships and acquisitions, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Will Moore	Matt Clawson
President & Chief Executive Officer	Pure Communications
650-940-4700	949-370-8500
matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015

Total revenues	$ 12,113	$ 11,778	$ 41,757	$ 42,814
Cost of revenues	6,628	5,877	21,804	21,409
Gross profit	5,485	5,901	19,953	21,405

Operating expenses:
Research and development	1,214	1,033	5,214	4,629
Sales and marketing	2,438	2,371	8,901	8,155
General and administrative	1,344	1,513	5,550	6,034
Total operating expenses	4,996	4,917	19,665	18,818

Income from operations	489	984	288	2,587
Other (expense) income, net	(131)	(955)	3	(1,255)
Income from operations before benefit from income taxes	358	29	291	1,332
Benefit from income taxes	(80)	(8,735)	(183)	(8,706)
Net income	$ 438	$ 8,764	$ 474	$ 10,038

Net income per share:
Basic	$0.04	$0.89	$0.05	$1.01
Diluted	$0.04	$0.86	$0.05	$0.97

Weighted average shares used in computing net income per share:
Basic	9,980	9,815	9,962	9,892
Diluted	10,086	10,235	10,128	10,357

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	January 2,	January 3,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$ 9,995	$ 13,303
Accounts receivable, net	9,282	8,337
Inventories	11,106	9,119
Prepaids and other current assets	386	510
Deferred income taxes-current	-	1,625
Total current assets	30,769	32,894
Property and equipment, net	1,104	735
Intangible assets, net	268	284
Goodwill	533	533
Deferred income taxes-long term	8,985	7,151
Other long-term assets	164	221
Total assets	$41,823	$41,818
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 2,223	$ 1,758
Accrued compensation	1,572	1,863
Accrued expenses	1,722	1,770
Accrued warranty	603	469
Deferred revenue	1,311	1,179
Total current liabilities	7,431	7,039

Long-Term Liabilities:
Other long-term liabilities	704	1,043
Total liabilities	8,135	8,082

Stockholders' equity:
Common stock	111	108
Additional paid-in capital	37,986	38,511
Accumulated deficit	(4,409)	(4,883)
Total stockholders' equity	33,688	33,736
Total liabilities and stockholders' equity	$41,823	$41,818